Exhibit 10.16
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
    AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and among Capri Holdings Limited, a British Virgin Islands corporation having its principal executive office in London, United Kingdom (“Capri”), Michael Kors (USA), Inc., a Delaware corporation having its principal executive office in New York County, New York (the “Company” and, together with Capri, the “Company Parties”) and Jenna A. Hendricks (“Executive”). Capri, the Company and Executive may be referred to in this Agreement collectively as the “parties.”
WHEREAS, the Company Parties have previously entered into that certain Employment Agreement with Executive, effective as of June 1, 2021 (the “Prior Agreement”); and
WHEREAS, the parties desire to amend and restate the Prior Agreement in accordance with the terms and provisions herein contained.
NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:
1.Term. The Company Parties agree to continue to employ Executive, and Executive agrees to continue to be employed by the Company Parties on the terms and subject to the conditions contained herein. This Agreement shall continue until terminated in accordance with Section 4 hereof (the “Term”), subject to the terms and provisions of this Agreement.
2.Position and Duties. Executive shall be employed during the Term as Senior Vice President, Chief People Officer (the “Position”). Executive acknowledges and agrees that the Company Parties will be Executive’s sole employers in respect of the services contemplated by this Agreement and the Company Parties will provide all payments and benefits to Executive under this Agreement. Executive shall report directly to the Chief Executive Officer of Capri. Executive shall perform such duties and services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Chief Executive Officer of Capri. Except for holiday and paid time off (including personal and sick days) in accordance with this Agreement and the Company’s policies for comparable senior executives, Executive shall devote Executive’s full business time during the Term to providing services to the Company Parties; provided that Executive may serve on one or more public, private or non-profit boards with the prior written consent of the Chief Executive Officer and the General Counsel (in each instance), which consent may be withheld or delayed in the Company’s sole discretion. Executive acknowledges that Executive’s role will require travel for business purposes (both internationally and domestically).

3.Compensation.
(a)Base Salary. Executive’s base salary shall be at the rate of $500,000 per year (as then in effect, the “Base Salary”). The Base Salary shall be payable in substantially equal installments on a semimonthly basis less applicable withholdings and deductions in accordance with the normal payroll practices of the Company.

(b)Periodic Review of Compensation. On an annual basis during the Term, but without any obligation to increase or otherwise change the compensation provisions of this Agreement, the Company agrees to undertake a review of the performance by Executive of Executive’s duties under this Agreement and of the efforts that Executive has undertaken for and on behalf of the Company Parties.
(c)Annual Cash Incentive. With respect to each full fiscal year of the Company during the Term, Executive shall be eligible to participate in the Capri Annual Cash Incentive Plan (as the same may be amended, modified, replaced or terminated, the “Cash Plan”) (which is a component of the Third Amended and Restated Capri Holdings Limited Omnibus Incentive Plan (as the same may be amended, modified, replaced or terminated, the “Incentive Plan” and, together with the Cash Plan, the “Plans”)). Annual cash incentives will be based on a fixed percentage of Executive’s Base Salary with the incentive levels set at 50% target – 100% maximum. Executive’s actual annual cash incentive may range from 0% of Base Salary for performance below established thresholds to 100% of Base Salary for maximum performance (interpolated based on the actual level of attainment) with performance components, measures and target values established by the Capri Board of Directors (or appropriate committee thereof). All annual cash incentive payments are subject to the terms and conditions of the Cash Plan, as the same may be amended, modified, replaced or terminated from time to time, including, unless otherwise expressly stated in the Cash Plan or in this Agreement, that Executive be employed by the Company Parties on the date the annual cash incentive is actually paid to similarly situated executives. Executive acknowledges that if Executive resigns (other than for Good Reason) or is terminated for Cause prior to the date the annual cash incentive is actually paid to similarly situated executives, Executive is not entitled to receive the annual cash incentive payment for the applicable fiscal year.
(d)Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, life insurance, disability insurance and 401(k), that the Company provides generally to comparable senior executives in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.
(e)Travel/Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties in accordance with the Company’s policies and procedures. To the extent that Executive travels in connection with Executive’s duties hereunder, the Company agrees to pay the cost of such travel or to reimburse Executive if Executive has incurred any such costs, it being understood and agreed that (i) all air travel shall be in (A) coach class for domestic travel other than coast-to-coast, which shall be business class, and (B) business class for international travel, and (ii) such costs shall otherwise be incurred in accordance with the Company’s policies and procedures. The Company shall reimburse Executive for all other ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties in accordance with the Company’s policies and procedures.
(f)Equity-Based Compensation.
(i)Annual Grant. In accordance with the Capri annual performance review cycle, on an annual basis at the same time as awarded to other senior executives similarly situated, Executive shall be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in Capri’s sole discretion in accordance with, and subject to the terms and conditions of, such Incentive Plan. Such award may be in the form of share options, time-based restricted share units, performance-based restricted share units, other share-based awards or any combination of the foregoing as determined by the Capri Board of Directors (or appropriate committee thereof). Annual long-term incentive awards are discretionary and Capri shall be under no obligation to grant equity to Executive in any fiscal year.
(ii)Effect of Termination. Except in the case of the termination of Executive for Cause (as defined in Section 4(b) below), in which case any equity incentive awards granted to Executive under the Incentive Plan shall be forfeited and immediately terminated (whether or not vested and/or exercisable), any such equity incentive awards that have become vested and/or exercisable prior to the last day Executive is employed by the Company Parties (the “Termination Date”) shall remain vested and/or exercisable after the Termination Date, and the treatment of the equity and other long-term incentive awards upon termination shall otherwise be governed by the Incentive Plan and the applicable award agreement.
(g)Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.
(h)Paid Time Off. Executive shall be entitled to a total of twenty-five (25) days of paid time off during each calendar year during the Term (which shall accrue in accordance with the Company’s paid time off policy); provided, however, that such paid time off shall be taken by Executive at such times as will not interfere with the performance by Executive of Executive’s duties hereunder.
(i)Clothing Allowance. The Company shall provide Executive with a $10,000 clothing allowance for each fiscal year during the Term, which may be used by Executive to purchase product manufactured by Capri’s brands personal orders for Executive’s personal use only at the applicable discount off wholesale (if any) offered to all eligible employees. Such clothing allowance shall be fully utilized by Executive in each fiscal year otherwise any remaining amount available for use shall be forfeited at the end of such fiscal year. This clothing allowance is in addition to the one-time clothing allowance in the amount of $15,000 (less any amounts used by Executive since June 1, 2021) for Executive’s personal use at any time during the Term pursuant to the Prior Agreement. The clothing allowance is a taxable benefit for Executive.
4.Termination of Employment.
(a)Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. The Company Parties may terminate Executive’s employment under this Agreement due to Executive’s disability if Executive is unable to perform substantially all of the duties required hereunder due to illness or incapacity for a period of at least ninety (90) days (whether or not consecutive) in any period of three hundred and sixty five (365) consecutive days.
(b)Cause. The Company Parties may terminate Executive’s employment under this Agreement at any time for Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) Executive’s gross negligence, willful misconduct or dishonesty in performing Executive’s duties hereunder; (ii) Executive’s conviction of a felony (other than a felony involving a traffic violation); (iii) Executive’s commission of a felony involving a fraud or other business crime against the Company Parties; or (iv) Executive’s material breach of any of the covenants set forth in Section 0 hereof; provided that, if such breach is curable, Executive shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to Executive thereof.
(c)Executive Termination Without Good Reason. Executive agrees that Executive shall not terminate Executive’s employment for any reason other than Good Reason (as defined in Section 5(a)) without giving the Company Parties at least ninety (90) days prior written notice of the effective date of such termination. Executive acknowledges that the Company Parties retain the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company Parties elect to waive the notice requirement, in whole or in part, the Company Parties shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 5(a). After Executive provides a notice of termination, the Company Parties may, but shall not be obligated to, provide Executive with work to do and the Company Parties may, in their discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company Parties’ places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 4(c), the Termination Date shall be the last day of the ninety (90)-day notice period, unless the Company Parties elect to waive the notice requirement as set forth herein.
(d)Employee At-Will. Either the Company Parties or Executive shall have the right to terminate the employment relationship at any time, for any reason, without or for Cause (as defined in Section 4(b)) subject to the provisions of Section 5.
(e)Resignation from Other Positions. Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, without any further action by Executive, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with the Company Parties and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Parties. If for any reason this Section 4(e) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company Parties’ request, execute any documents or instruments that the Company Parties may deem necessary or desirable to effectuate such resignations.
5.Consequences of Termination or Breach.
(a)Death or Disability; Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under Section 4(a), 4(b), or Executive terminates Executive’s employment without Good Reason, Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date, (ii) reimbursement of any expenses pursuant to Section 3(e) incurred prior to the Termination Date, and (iii) vested equity incentive awards in accordance with Section 3(f)(ii). For purposes of this Agreement, “Good Reason” means (A) the significant reduction of Executive’s duties or responsibilities relating to the Position, except with respect to any action initiated or recommended by Executive and approved by Capri, (B) the assignment to Executive of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of the

Position, (C) a reduction in Base Salary, (D) Executive’s office is relocated more than fifty (50) miles from its location immediately prior to such relocation, or (E) a material breach by the Company Parties of their obligations under this Agreement, in each case, that the Company Parties have failed to cure (as determined by Capri acting in good faith) within thirty (30) days following written notice from Executive to Capri sent within sixty (60) days of the initial existence of such condition becoming known (or should have become known to them), and Executive terminates employment within thirty (30) days of the expiration of such cure period.
(b)Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company Parties without Cause (which the Company Parties shall have the right to do with or without Cause at any time during the Term) or Executive terminates Executive’s employment for Good Reason, the sole obligations of the Company Parties to Executive shall be (i) to make the payments described in clauses (i) through (iii) (inclusive) of Section 5(a), (ii) to the extent not paid as of the Termination Date, to pay by no later than June 30th following the Termination Date, any annual cash incentive actually earned by Executive pursuant to the Cash Plan with respect to the completed fiscal year immediately preceding the fiscal year in which the Termination Date occurs, and (iii) subject to Executive providing the Company with the release and separation agreement described below, (A) to provide continuation of Executive’s then current Base Salary for a one (1)-year period commencing with the Termination Date, which amount shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company; provided, however, that if Executive’s Base Salary exceeds the sum of (x) the amount under the separation pay exception under Treas. Reg. § 1.409A-1(b)(9)(iii) as in effect on the Termination Date (i.e., $660,000 for 2023) and (y) the amount that qualifies for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Termination Date, the amount equal to such excess shall be paid to Executive in a single lump sum on the first payroll date following the date on which the release and separation agreement becomes effective, (B) to provide continuation of medical, dental and vision benefits by the Company for a one (1)-year period commencing on the Termination Date, with the employee portion of the cost of such benefits to be payable by Executive by reducing such amount from the Base Salary payable to Executive under the preceding clause (A) (unless Executive otherwise elects), and (C) to pay to Executive a prorated annual cash incentive under the Cash Plan for the year in which the Termination Date occurs, with such amount to be equal to the product of (x) the amount determined by the Capri Board of Directors (or appropriate committee thereof) in respect of such performance period and (y) a fraction, the numerator of which is the number of days in the current fiscal year through (and including) the Termination Date, and the denominator of which is the number of days in such fiscal year, which amount shall be paid on the date on which the Company otherwise pays annual cash incentives to senior executives of the Company for such fiscal year (other than any portion of such annual cash incentive that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder). The Company Parties’ obligation to provide the payments and provide the benefits referred to in the preceding clause (iii) shall be contingent upon (A) Executive having delivered to Capri a fully executed separation agreement and release of claims (that is not revoked within the time period set forth in such release) against the Company Parties and their respective directors, officers, employees, agents and representatives satisfactory in form and content to Capri’s counsel, and (B) Executive’s continued compliance with Executive’s obligations under Section 0 of this Agreement. Executive acknowledges and agrees that in the event the Company Parties terminate Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, (1) Executive’s sole remedy against the Company Parties shall be to receive the payments and benefits specified in this Section 5(b), and (2) if Executive does not execute or revokes the separation agreement and release described above, Executive shall have no remedy with respect to such termination.
6.Certain Covenants and Representations.
(a)Confidentiality. Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company Parties, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company Parties, and consult with and assist the Company Parties in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company Parties waive compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information that, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company Parties shall be given an opportunity to review the Confidential Information prior to disclosure thereof. For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company Parties, including, without limitation, all business information (whether or not in written form) that relates to the Company Parties or their customers, suppliers or contractors or any other third parties in respect of which the Company Parties have a business relationship or owe a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including, but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company Parties or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). References in Section 6 to the “Company Parties” shall include their respective parents, subsidiaries and affiliates unless the context clearly indicates otherwise.
(b)Employee Non-Solicit. During the Term and during the two-year period following the Termination Date, Executive shall not knowingly perform any action, activity or course of conduct that is substantially detrimental to the business or business reputations of the Company Parties, including (i) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company Parties or any persons who have worked for the Company Parties during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (ii)

intentionally interfering with the relationship of the Company Parties with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company Parties; or (iii) assisting any person or entity in any way to do, or attempt to do, anything prohibited by the immediately preceding clause (i) or (ii).
(c)Non-Disparagement. During the Term and thereafter, Executive agrees not to disparage the Company Parties or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons. The Company Parties likewise agree to instruct their executive officers and directors not to disparage Executive or publish or make any statement that is reasonably foreseeable to become public with respect to Executive without Executive’s prior written consent, excluding statements required to be made about Executive in any Capri filing under U.S. securities laws or stock exchange rules and regulations.
(d)Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Executive now or hereafter during the Term may own, acquire or develop either individually or with others relating to the fields in which the Company Parties may then be engaged or contemplate being engaged shall belong to the Company Parties and forthwith upon request of the Company Parties, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company Parties may reasonably request to assign to and vest in the Company Parties all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of the Company Parties and that the Company Parties shall have all rights therein in perpetuity throughout the world, and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to the Company Parties all worldwide right, title and interest in and to such works. Executive hereby appoints any officer of the Company Parties as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason the Company Parties do not own any Such Invention, the Company Parties shall have the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.
(e)Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 0 are reasonable and necessary for the protection of the Company Parties, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company Parties, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 0 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

7.Miscellaneous.
(a)Representations. The Company Parties and Executive each represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms. In addition, Executive represents and warrants that the entering into and performance of this Agreement by Executive will not be in violation of any other agreement to which Executive is a party.
(b)Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by email, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive or to the Company Parties at the addresses set forth below or at such other address as Executive or the Company Parties may specify by notice to the other:
To Capri and/or the Company:
11 West 42nd Street
New York, New York 10036
Attention: Chairman and Chief Executive Officer
With a copy to:
Capri Holdings Limited / Michael Kors (USA), Inc.
11 West 42nd Street
New York, New York 10036
Attention: SVP, General Counsel
To Executive: at Executive’s home address on file with the Company or to such other address as may be provided by such notice.
(c)Entire Agreement; Amendment. This Agreement supersedes all prior agreements (including the Prior Agreement) between the parties with respect to its subject matter, except that this Agreement does not cancel or supersede the Plans (or the applicable long-term incentive award agreements). This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.
(d)Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.
(e)Assignment. Except as otherwise provided in this Section 7(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company Parties only to their respective parents, subsidiaries and affiliates; provided, however, that any assignment by the Company Parties shall not, without the written consent of Executive, relieve the Company Parties of their obligations hereunder.
(f)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
(g)Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.
(h)Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles.
(i)Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 0 hereof, the Company Parties shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.
(j)Indemnification. To the extent permitted by law and the Company Parties’ by-laws or other governing documents, the Company Parties will indemnify Executive with respect to any claims made against her as an officer or employee of the Company Parties or any subsidiary of either of the Company Parties, except for acts taken in bad faith or in breach of Executive’s duty of loyalty to the Company Parties or such subsidiary. During the Term and for as long thereafter as is practicable, Executive shall be covered under a directors’ and officers’ liability insurance policy with coverage limits in amounts no less than that which the Company Parties currently maintain as of the date of this Agreement. This Agreement does not alter or amend the individual indemnification agreement between Executive and Capri in effect as of the date hereof.
(k)Section 409A.
(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.
(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company Parties as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.
(l)No Mitigation. Executive shall not be required seek other employment or take any other action to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder, nor shall any payments to Executive hereunder be reduced by any other payments Executive may receive whether or not Executive obtains other employment.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of May 30, 2023.

CAPRI HOLDINGS LIMITED
By:    /s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer
MICHAEL KORS (USA), INC.
By:    /s/ John D. Idol
Name: John D. Idol
Title: Chairman and Chief Executive Officer
/s/ Jenna A. Hendricks
Jenna A. Hendricks